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                  [Jones Medical Industries, Inc. Letterhead]






FOR IMMEDIATE RELEASE                                         JANUARY 2, 1997

                 JONES MEDICAL COMPLETES ABANA PHARMACEUTICALS
                                  ACQUISITION



St. Louis, MO - Jones Medical Industries, Inc. (NASDAQ: JMED) today announced the completion of the acquisition of Abana Pharmaceuticals, Inc., of Birmingham, Alabama, effective as of the close of business on December 31, 1996. JMED issued an aggregate of approximately 420,000 shares of its common stock in exchange for the 84% of Abana held by other investors.

Abana is a growing regional marketer of specialty prescription pharmaceuticals, principally branded generic products used by internists in the treatment of chronic conditions and respiratory ailments. The company has grown to approximately $6 million in annual sales and sixty-five employees which include fifty-five full-time sales representatives. Abana generated its first profitable year in 1995. In 1992 Jones Medical acquired approximately 16% of Abana.

Dennis M. Jones, Chairman and CEO of JMED, observed that "The Abana acquisition increases our total field sales headcount to more than 100 sales personnel and represents a fitting strategic conclusion to a year of extraordinary growth for the company. The established physician sales force, in place as a result of the August 1996 acquisition of Daniels and the Abana acquisition, enables us to expand our strategy of aggressively promoting our recently expanded portfolio of prescription driven drug products. I believe that the growth of Tapazole(R) and Levoxyl(R) will accelerate with an 85 person national sales force directed toward prescribing physicians."

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Jones Medical Industries, Inc., founded in 1981, is an emerging specialty pharmaceutical manufacturer and niche marketer of prescription pharmaceuticals, hospital pharmaceuticals and nutritional products. The Company has five manufacturing facilities and employs approximately 500 people.

Jones Medical has now made a total of fifteen strategic acquisitions, four of which were completed in the past fourteen months. In September, 1995, the Company acquired the exclusive U.S. marketing rights to Eli Lilly and Company's I.V. anesthetic, Brevital(R), which competes within a $525 million U.S. market. In March, 1996, the Company acquired the exclusive U.S. marketing rights to Eli Lilly and Company's anti-thyroid product, Tapazole(R), which is for the treatment of hyperthyroidism (Graves Disease). In August, 1996, the Company acquired Daniels Pharmaceuticals whose leading product is the second most widely prescribed brand of Levothyroxine, Levoxyl(R), which is for the treatment of hypothyroidism and competes within a $300 million U.S. market. Jones Medical has an ongoing strategy of screening strategic acquisition opportunities in its quest to achieve $250 million in annual sales by the year 2000.

For further information contact Investor Relations at (314) 576-6100.






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